As filed with the Securities and Exchange Commission on May 7, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Entasis Therapeutics Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	82-4592913
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

35 Gatehouse Drive Waltham, MA	02451
(Address of Principal Executive Offices)	(Zip Code)

 2018 Equity Incentive Plan

2018 Employee Stock Purchase Plan

(Full title of the plans)

Manoussos Perros, Ph.D.

Chief Executive Officer

Entasis Therapeutics Holdings Inc.

35 Gatehouse Drive

Waltham, MA 02451

(name and address of agent for service)

(781) 810-0120

(Telephone number, including area code, of agent for service)

Copies to:

Michael Gutch Entasis Therapeutics Holdings Inc. 35 Gatehouse Drive Waltham, MA 02451 (781) 810-8901	Matthew C. Franker Reid S. Hooper Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, D.C. 20001 (202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

31,662

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value per share (2018 Equity Incentive Plan)	531,662	$2.65	(2)	$1,408,905	(2)	$182.88
Common Stock, $0.001 par value per share (2018 Employee Stock Purchase Plan)	132,915	$2.25	(3)	$299,059	(3)	$38.82
TOTAL	664,577			$1,707,964		$221.70

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(2)

Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices of the registrant’s common stock as reported on The Nasdaq Global Select Market on May 4, 2020.

(3)

Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee, based on 85% of the average of the high and low sale prices of the registrant’s common stock as reported on The Nasdaq Global Select Market on May 4, 2020. Pursuant to the registrant’s 2018 Employee Stock Purchase Plan, the purchase price of shares of registrant’s common stock reserved for issuance thereunder will be not less than the lesser of an amount equal to 85% of the fair market value on (i) the offering date or (ii) the purchase date.

EXPLANATORY NOTE

This Registration Statement on Form S-8, or the Registration Statement, is filed by Entasis Therapeutics Holdings Inc., or the Company, for the purpose of registering additional shares of its common stock, par value $0.001 per share, or the Common Stock, under the Company’s 2018 Equity Incentive Plan, or the 2018 Plan, and the Company’s 2018 Employee Stock Purchase Plan, or the ESPP.

The number of shares of Common Stock available for issuance under the 2018 Plan is subject to an automatic annual increase on January 1st of each year,  for a period of not more than 10 years, commencing on January 1, 2019 and ending on (and including) January 1, 2028, in an amount equal to the lesser of: (a) 4% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year and (b) a number of shares of Common Stock designated by action of the Company’s board of directors prior to the first day of any calendar year, or the 2018 Plan Provision. Accordingly, the number of shares of Common Stock available for issuance under the 2018 Plan was increased by 531,662 shares effective January 1, 2020. This Registration Statement registers the 531,662 additional shares of Common Stock available for issuance under the 2018 Plan as a result of the 2018 Plan Provision.

The number of shares of Common Stock available for issuance under the ESPP is subject to an automatic annual increase on January 1st of each year for a period of up to 10 years, commencing on January 1, 2019 and ending on (and including) January 1, 2028. The number of shares added each year will be equal to the lesser of: (a) 1% of the total number of shares of the Company’s capital stock outstanding on December 31 of the preceding calendar year; (b) 250,000 shares of Common Stock and (c) a number of shares of Common Stock designated by action of the Company’s board of directors prior to the first day of any calendar year, or the ESPP Provision. Accordingly, the number of shares of Common Stock available for issuance under the ESPP was increased by 132,915 shares effective January 1, 2020. This Registration Statement registers the 132,915 additional shares of Common Stock available for issuance under the ESPP as a result of the ESPP Provision.

Pursuant to General Instruction E to Form S-8 under the Securities Act, the contents of the Company’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission, or the SEC, on November 14, 2018 (File No. 333-228384) and March 29, 2019 (File No. 333-230593) are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.              Incorporation of Documents by Reference.

The following documents (File No. 001-38670) previously filed with the SEC are hereby incorporated by reference:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 11, 2020;

(b)	the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 7, 2020;

(c)	the Company’s Current Reports on Form 8-K, filed with the SEC on January 13, 2020, April 13, 2020, April 22, 2020, and April 29, 2020; and

(d)

The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on September 21, 2018, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K (or any portion thereof so furnished) prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 8.                Exhibits.

Exhibit Number	Exhibit Description

3.1

Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001- 38670), filed with the SEC on September 28, 2018).

3.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-38670), filed with the SEC on September 28, 2018).

4.1	Specimen common stock certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-226920), filed with the SEC on August 17, 2018).

4.2	2018 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-38670), filed with the SEC on November 14, 2018).

4.3

Forms of Stock Option Grant Notice and Stock Option Agreement under 2018 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-226920), filed with the SEC on August 17, 2018).

4.4	2018 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q (File No. 001-38670), filed with the SEC on November 14, 2018).

5.1*	Opinion of Covington & Burling LLP.

23.1*	Consent of KPMG, LLP, independent registered public accounting firm.

23.2*	Consent of Covington & Burling LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts on May 7, 2020.

Entasis Therapeutics Holdings Inc.

By:	/s/ Manoussos Perros, Ph.D.
Manoussos Perros, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Manoussos Perros, Ph.D. and Michael Gutch, Ph.D., and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Manoussos Perros	President, Chief Executive Officer and Director	May 7, 2020
Manoussos Perros, Ph.D.	(Principal Executive Officer)

/s/ Michael Gutch	Chief Financial Officer and Chief Business Officer	May 7, 2020
Michael Gutch, Ph.D.	(Principal Financial and Accounting Officer)

/s/ David Meek	Director	May 7, 2020
David Meek

/s/ Heather Behanna	Director	May 7, 2020
Heather Behanna, Ph.D.

/s/ David C. Hastings	Director	May 7, 2020
David C. Hastings

/s/ Gregory Norden	Director	May 7, 2020
Gregory Norden

/s/ Heather Preston	Director	May 7, 2020
Heather Preston, M.D.

/s/ Howard Mayer	Director	May 7, 2020
Howard Mayer, M.D.

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